Exhibit 99.1

Contact: Leah Stearns

Vice President, Investor Relations and Treasurer

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION RELEASES INFORMATION REGARDING SPRINT’S POTENTIAL ACQUISITION OF T-MOBILE

Boston, Massachusetts – December 16, 2013: American Tower Corporation (NYSE: AMT) today released information about its business in light of press reports regarding Sprint’s potential acquisition of T-Mobile. For the quarter ended September 30, 2013, pro forma for American Tower’s acquisition of Global Tower Partners and sites from Nextel International, Sprint and T-Mobile accounted for approximately 16% and 10%, respectively, of American Tower’s consolidated operating revenues.

American Tower currently has separate leases for antenna space with Sprint and T-Mobile on the same site at approximately 5,500 communications sites owned or operated by American Tower. The revenue generated from T-Mobile on these sites represented less than 5% of American Tower’s consolidated operating revenues for the quarter ended September 30, 2013, pro forma for American Tower’s acquisition of Global Tower Partners and sites from Nextel International. The average remaining non-cancellable current lease term on these sites with Sprint and T-Mobile is approximately 7 years.

About American Tower

American Tower is a leading independent owner, operator and developer of wireless and broadcast communications real estate. American Tower currently owns and operates approximately 66,000 communications sites in the United States, Brazil, Chile, Colombia, Costa Rica, Germany, Ghana, India, Mexico, Panama, Peru, South Africa and Uganda. For more information about American Tower, please visit www.americantower.com.

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